HARRIS & GILLESPIE CPA’S, PLLC

CERTIFIED PUBLIC ACCOUNTANT

3901 STONE WAY N., SUITE 202

SEATTLE, WA  98103

206.547.6050

REGISTERED AUDITOR'S CONSENT

Harris & Gillespie CPA’s, PLLC, of 3901 Stone Way North, Suite # 202, Seattle, WA. 98103, do hereby consent to the use of our reports dated January 21ST, 2014 and subsequently July 22, 2014 for the restatement of the financial statements of Puget Technologies, Inc. as of October 31, 2013 (restated) and 2012 and for the period (inception) March 17, 2010 through October 31, 2013 (restated) to be included in and made part of any filing to be filed with the U.S. Securities and Exchange Commission. We also consent to your use of our name as an expert in the appropriate sections of those filings.

Dated this 22nd day of July, 2014.

/S/ HARRIS & GILLESPIE CPA’S, PLLC

Certified Public Accountant’s